Exhibit 23.2

NOTICE OF INABILITY TO OBTAIN CONSENT

Arthur Andersen LLP audited the consolidated financial statements for and as of the years ended December 30, 2001 and December 31, 2000 included in the Annual Report on Form 10-K/A No. 2 for the year ended December 30, 2001.  These consolidated financial statements are incorporated by reference into the Registrant’s previously filed Registration Statement File Nos. 33-60502, 333-01360, and 333-35243.  After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated June 4, 2002 into our aforementioned registration statements.  Accordingly, Arthur Andersen LLP will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named as an expert in these registration statements, and therefore such lack of consent may limit the recovery by investors from Arthur Andersen LLP.